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TO OUR SHAREHOLDERS, CUSTOMERS AND EMPLOYEES:

As most of you know, we will soon be asking our shareholders to vote on the most significant opportunity Industrial Holdings has had in the history of the company. Pending shareholder approval, IHI will merge in a stock for stock transaction with T-3 Energy Services, Inc. ("T-3"). T-3 manufactures valves, chokes, actuators, and other high pressure, severe service products. T-3 also provides aftermarket remanufacture and repair of blowout preventers, valves and manifolds and sells, repairs, and remanufactures a full line of electric motors and generators used in both the upstream and downstream segments of the energy industry. After the proposed merger, IHI would be the surviving entity, renamed as T-3 Energy Services, Inc., and the current stockholders of T-3 would own a majority of the combined company. As part of the transaction, T-3's largest shareholder, First Reserve Fund VIII, L.P., will contribute an estimated $46.8 million of equity to the business and will assist IHI to refinance the combined company's debt into a long-term credit facility.

The new company will have a significantly different look than the existing company. As part of the transaction IHI is selling the Engineered Products Group ("EPG"), consisting of four companies which manufacture cold-formed fasteners, specialty metal components and fastener setting equipment, and the Heavy Fabrication Group which consists of Beaird Industries, a manufacturer of medium and thick-walled pressure vessels, gas turbine casings, heat exchangers, wind towers, heat panels and other large machined weldments. The remaining core group of IHI companies will be concentrated primarily in the upstream and downstream energy markets and will be a very nice compliment to the T-3 energy services companies. We believe the combined company will be properly capitalized and be a strong competitor in the oil and gas services industry, focusing on the Gulf Coast Region.

The year 2000 was a difficult year for Industrial Holdings but we showed strong performance in the two groups that will be part of the new combined company, the Energy Group and the Stud Bolt and Gasket ("SB&G") Group. Sales for these two groups increased from $128.7 million in 1999 to $146.1 million in 2000. Gross profit increased from $32.0 million in 1999 to $36.2 million in 2000. Operating income in 2000 at the combined Energy and SB&G Groups, net of corporate expenses, was $1.4 million compared to an operating loss of $4.2 million in 1999. Additionally, the company wrote-off its investment in Belleli, resulting in a $7.0 million charge to income. This charge was partially offset by $2.9 million in gains resulting from the disposition of non-strategic assets. While many of the problems dealt with in 2000 resulted in poor reported earnings, the disposition of non-strategic assets and companies left IHI in a better position from which to move forward.

With shareholder approval, we believe that the merger of our core energy companies and T-3 will create a well positioned, financially stable company poised to take advantage of opportunities within the energy markets along the Gulf Coast. In addition, the infusion of proven managerial talent from T-3 and the financial resources of First Reserve will create a stronger and more valuable company for our shareholders.

Thank you to all of the shareholders that have stayed with us during these difficult years.

/s/ ROBERT E. CONE

Robert E. Cone
Chairman of the Board, Chief Executive Officer, and President